Exhibit 10.31
SEPARATION AGREEMENT
     This Separation Agreement is made and entered into October 30, 2009, between Richard S. Greene (Employee) and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street N., Shoreview, Minnesota 55126 (Deluxe).
     WHEREAS, Employee has been employed by Deluxe or one of its affiliates for many years; and
     WHEREAS, Employee and Deluxe, on its behalf and on behalf of its affiliates and subsidiaries, agree to set forth herein the terms and conditions under which such employment is terminated.
     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein the parties agree as follows:
     1. Termination. Employee and Deluxe agree that Employee’s employment with Deluxe is terminated as of the close of business on October 31, 2009 (Termination Date).
     2. Payments and Benefits. Deluxe and Employee agree that the following payments and benefits, less applicable payroll and any supplementary deductions, shall be provided by Deluxe to Employee:
A.	Two Hundred Seventy-Four Thousand Five Hundred and 00/100 Dollars ($274,500.00) in semi-monthly installments of Fifteen Thousand Two Hundred Fifty and 00/100 Dollars ($15,250.00) to be paid in the manner and at the time Employee received his salary payments from Deluxe.

B.	For a period of six (6) months commencing on the nine month anniversary following the initial payment in paragraph 2A, a semi-monthly payment on the 15th and approximately the last day of each month in such six (6) month period equal to the amount, if any, that Employee’s base salary at the time of his termination exceeds his semi-monthly employment compensation during each such month in such six (6) month period. Employee agrees to use his best efforts promptly to obtain employment during the period under which he receives any payment under paragraph 2A. or 2B. and to provide Deluxe a copy of documentation concerning his semi-monthly compensation, such as his payroll statement or, if applicable, his written statement that he is not then employed, and so long as Deluxe receives such documentation at least three (3) days prior to the date on which Deluxe makes a regularly scheduled semi-monthly salary payment, Deluxe will make such differential payment to him at the time of such next regularly scheduled exempt salary payment in the manner in which Executive received his salary payments from Deluxe.
C.	Executive outplacement counseling and support services through Right Management, Inc. for a twelve (12) month period. Such services shall be paid for by Deluxe upon receipt of an invoice from the agency.

D.	Two Thousand Five Hundred 00/100 Dollars ($2,500.00) on or about November 15, 2009, but in no event prior to expiration of the rescission period referred to in Section 8, representing a prorated payment of the Personal Choice benefit through Termination Date.
Each payment hereunder shall be treated as a separate payment for all purposes under Section 409A of the Internal Revenue Code. Except as otherwise provided, the payments and benefits described in this Section shall be provided by Deluxe to Employee upon receipt of the signed Separation Agreement and a Release in the form attached as Exhibit A, but no earlier than five (5) nor later than seven (7) days after the expiration of the rescission period referred to in Section 8 and shall be paid not later than the end of the second year following the year in which the Termination Date occurred.
     3. Full Compensation. The payments that will be made to Employee or for his benefit pursuant to this Separation Agreement shall compensate him for and extinguish any and all claims he may have arising out of his employment with Deluxe or his employment termination, including but not limited to claims for attorneys’ fees and costs, and any and all claims for any type of legal or equitable relief.
     4. Insurance. If Employee rescinds this Separation Agreement pursuant to Section 8 below, Employee will still have the right to continue participation in his health, dental, vision and life plans as provided by law.
     5. Benefits. Employee is a participant, on his own behalf and on behalf of his family, in various employee benefit plans sponsored by Deluxe related to medical, disability, life, dental and vision coverage. Unless otherwise agreed hereunder, the payment or cancellation of these benefits, including the amounts and the timing thereof, will be governed by the terms of such employee benefit plans. Deluxe will provide Employee the same assistance given other participants in such employee benefit plans so long as he is entitled to benefits thereunder.
     6. Records, Documents and Property. Employee will return to Deluxe all of its property including, but not limited to its records, correspondence and documents as well as all keys, pagers, computers, access and corporate charge cards.
     7. Resignation. Effective as of Termination Date, Employee shall be deemed to have resigned as Senior Vice President and Chief Financial Officer of Deluxe, from each of its affiliates and subsidiaries of which he is an officer and as an officer of any position he holds with respect to the Deluxe Corporation Foundation and the W.R. Hotchkiss Foundation.
     8. Rescission. Once this Separation Agreement and the Release are executed, Employee may rescind this Separation Agreement and the Release within seven (7) calendar days to reinstate federal claims and within fifteen (15) calendar days to reinstate state claims. To be effective, any rescission within the relevant time periods must be in writing and delivered to Deluxe Corporation, in care of Julie Loosbrock, Senior Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be (1) postmarked within the respective periods (2) properly addressed to Deluxe Corporation; and (3) sent by certified mail, return receipt requested. These periods will expire prior to March 15 of the year following the year in which the Termination Date occurs. Upon their expiration without rescission of this Separation Agreement or the Release by Employee, any payments that would have previously been paid during those periods under Deluxe’s payroll schedule shall be paid to Employee in a lump sum.
     9. General Release. In consideration of the payments and other undertakings stated herein, Employee agrees to sign a separate Release in the form attached hereto as Exhibit A at the time he signs this Separation Agreement.
     10. Confidential Deluxe Information. Employee agrees that for a period of two (2) years after execution of this Agreement, Employee shall retain in confidence all proprietary and confidential information concerning Deluxe or any of its affiliates, including, without limitation, customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, trade secrets and software which Employee may have acquired during the course of his employment with Deluxe or its affiliates and, notwithstanding the exceptions contained in the next sentence, shall return all copies and extracts thereof (however and on whatever medium recorded, to Deluxe, or as otherwise requested by Deluxe, without keeping any copies thereof). The foregoing obligation does not apply to (i) any information which was known to Employee prior to disclosure to him by Deluxe or any of its affiliates; (ii) any information which was in the public domain prior to its disclosure to Employee; (iii) any information which comes into the public domain through no fault of Employee; (iv) any information which Employee is required to disclose by a court or similar authority or under subpoena, provided that Employee provide Deluxe with notice thereof and assist, at Deluxe’s or its affiliates’ sole expense, any reasonable Deluxe or affiliate endeavor by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to Employee by a third party which has a legal right to make such a disclosure.

     11. Confidentiality. The terms of this Separation Agreement and the Release shall be treated as confidential by both Employee and Deluxe and neither party shall disclose its terms to anyone, except Employee may disclose the terms of this Separation Agreement and the Release to his spouse, legal counsel and accountant. Deluxe may disclose the terms of this Separation Agreement and the Release as required by law and to its officers and directors, outside auditors, and to employees who have a legitimate need to know the terms in the course of performing their duties. Each party recognizes and agrees that this confidentiality provision was a significant inducement for the other to enter into this Separation Agreement and the Release.
     12. Non-Assignment. The parties agree that this Separation Agreement and the Release will not be assigned by either party unless the other party agrees to such assignment in writing. The Separation Agreement and the Release is binding on Deluxe and its successors and assigns and inures to the benefit of Employee and Employee’s heirs and executors.
     13. Non-Disparagement. The parties mutually agree that they shall not disparage or defame each other in any respect or make any such comments concerning the employment relationship between them.
     14. Merger. This Separation Agreement and the Release, and the employee benefits as referenced in Section 5 in which Employee is a participant supersede all prior oral and written agreements, except as they are referred to herein, and communications between the parties. Employee agrees that any and all claims which he might have had against Deluxe or any of its affiliates are fully released and discharged by this Separation Agreement and the Release, and that the only claims which he may hereafter assert against any of them will be derived only from an alleged breach of the terms of the Separation Agreement or of the referenced employee benefit plans in which Employee is a participant.
     15. Entire Agreement. This Separation Agreement and the Release constitute the entire agreement between the parties with respect to the termination of Employee’s employment relationship with Deluxe, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or Release except as herein contained.
     16. Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement and the Release, and that he is voluntarily entering into the Separation Agreement and the Release.
     17. Governing Law. This Separation Agreement and the Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

     18. Counterparts. This Separation Agreement and the Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one of the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

DELUXE CORPORATION			EMPLOYEE

By:	/s/ Lee Schram	By:	/s/ Richard S. Greene

	Lee Schram		Richard S. Greene
Title: Chief Executive Officer

STATE OF MINNESOTA
COUNTY OF RAMSEY
I, Deborah J. Cramlet, a Notary Public, do hereby certify that Richard S. Greene personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.
Given under my hand and official seal this 30th day of October, 2009.

/s/ Deborah J. Cramlet
Notary Public

STATE OF MINNESOTA
COUNTY OF RAMSEY
The foregoing instrument was acknowledged before me this 30th day of October, 2009 by Lee Schram, Chief Executive Officer of Deluxe Corporation, a Minnesota corporation, on behalf of the Corporation.

/s/ Deborah J. Cramlet
Notary Public

Exhibit A
RELEASE
Definitions. I acknowledge that all words used in this Release are intended to have their plain meaning in ordinary English. Specific terms used in this Release have the following meanings:
     A. Deluxe, as used herein, shall at all times mean Deluxe Corporation, its affiliated companies, its and their predecessors, successors and assigns, and the present or former officers, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any profit sharing, pension or other benefit plan applicable to the employees or former employees of Deluxe, in their official and individual capacities.
     B. I or My or Me, as used herein, means the employee whose signature appears below or anyone who has or obtains any legal rights or claims through Me.
     C. My Claims means any rights I have now or hereafter to any relief of any kind from Deluxe whether or not I know now about those rights, arising out of My employment with Deluxe, and My employment termination, including, but not limited to, claims for breach of contracts; rights under any severance plan of Deluxe; fraud or misrepresentation; violation of the Minnesota Human Rights Act, the Americans with Disabilities Act, or other federal, state, or local civil rights laws based on disability or other protected class status, as each of them may have been amended; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this Release shall not affect any claims which I could have made under any welfare benefit plan referred to in Section 5 of the Separation Agreement or any profit sharing, pension or retirement plan through Deluxe.
Agreement to Release Claims. I agree that I am receiving a substantial amount of money and benefits from Deluxe. I agree to give up all My Claims against Deluxe in exchange for those payments. I will not begin or authorize any other party to begin on My behalf any legal proceedings against Deluxe based on My Claims, I will not authorize any other party, governmental or otherwise, to seek individual remedies based on My Claims and I waive any rights to damages or other remedies based on My Claims. I agree that the money and benefits I am receiving are a full and fair payment for the release of all My Claims. I agree that Deluxe does not owe Me anything in addition to what I will be receiving. I acknowledge that any severance payments may be discontinued if I breach the terms of the Separation Agreement, or if any of My actions violate Deluxe policy or reflect negatively on Deluxe.
I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and after fifteen (15) calendar days of signing it to reinstate state claims. To be effective, My rescission must be in writing and delivered to Deluxe Corporation in care of Julie Loosbrock, Senior Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be postmarked within the respective periods, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.
I acknowledge that I have read this Release carefully and understand all its terms and that I have been advised to discuss this Release with My attorney. In agreeing to sign this Release, I acknowledge that I have not relied on any statements or explanations made by Deluxe or its attorneys to Me. I understand and agree that if, for any reason, any provision of this Release is determined to be unenforceable, the remainder of the Release will still be effective and enforceable.
I agree that this Release shall be effective on the date of My signature below. I understand and agree that this Release, the Separation Agreement to which it is attached and the Deluxe employee benefit plans referenced in the Separation Agreement in which I am a participant, contain all of the agreements between Deluxe and Me.

Dated: October 30, 2009	/s/ Richard S. Greene
Richard S. Greene

Witnesses:
/s/ Sharon E. Rowe

/s/ Deborah J. Cramlet

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